Exhibit 10.1

LETTER OF CREDIT AND
REIMBURSEMENT AGREEMENT

Dated as of November 1, 2004

between

MERCURY AIR GROUP, INC.,

a Delaware corporation,

as Borrower,

and

BANK OF AMERICA, N.A.

relating to

$19,000,000
California Economic Development Financing Authority
Variable Rate Demand Airport Facilities
Revenue Bonds,
Series 1998
(Mercury Air Group, Inc. Project)

i

EXHIBIT A	Form of Letter of Credit
EXHIBIT B	Guaranty

Schedule 1	Bank Collateral Documents
Schedule 2	Date Down to the Date of Issuance of the Schedules of the Credit Agreement

ii

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

     LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of November 1, 2004 between MERCURY AIR GROUP, INC., a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A. a national banking association (the “Bank”).

PRELIMINARY STATEMENTS:

     (1) On April 3, 1998, the California Economic Development Financing Authority (the “Issuer”) issued $19,000,000 aggregate principal amount of its Variable Rate Demand Airport Facilities Revenue Bonds, Series 1998 (Mercury Air Group, Inc. Project) (the “Bonds”) pursuant to the provisions of an Indenture of Trust dated as April 1, 1998 (as amended, the “Indenture”), between the Issuer and U.S. Bank Trust National Association, as predecessor in interest to the current trustee, U.S. Bank National Association (the “Trustee”). There are currently outstanding Bonds in an aggregate principal amount of $14,000,000.

     (2) The proceeds of the Bonds were loaned by the Issuer to the Borrower pursuant to a Loan Agreement dated as of April 1, 1998 (as amended, the “Loan Agreement”) between the Issuer and the Borrower.

     (3) The payment of principal, purchase or redemption price of, and interest on the Bonds is currently supported by an irrevocable direct-pay letter of credit issued by Wells Fargo Bank, National Association (“Prior Letter of Credit”).

     (4) The Borrower has requested that the Bank issue its irrevocable direct pay letter of credit (“Letter of Credit”) in substitution of the Prior Letter of Credit as a substitute Credit Facility (as defined in the Indenture).

     (5) To induce the Bank to issue the Letter of Credit, the Guarantors (as herein defined) will guaranty all obligations of the Borrower to the Bank arising under this Reimbursement Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the covenants, terms and conditions hereinafter appearing and in order to induce the Bank to issue the Letter of Credit, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.01. Certain Defined Terms. As used in this Reimbursement Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Internal Revenue Code of 1986, as amended.

          “Amortization Expense” means amortization on intangible assets as computed in accordance with GAAP.

          “Bank” means Bank of America, N.A., a national banking association.

          “Bank Collateral Documents” means, collectively, the security agreements and other documents set forth on Schedule 1 hereto.

          “Bank Loan Documents” means this Reimbursement Agreement, the Credit Agreement, the Bank Collateral Documents, the Guaranty and any other agreement or instrument relating thereto.

          “Base Rate” means a fluctuating rate of interest per annum equal to the Prime Rate. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate.

          “Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense (excluding capitalized debt costs classified as interest expense and already paid), lease expense, rent expense, the current portion of long term debt, excluding any amounts due under the Credit Agreement, and the current portion of capitalized lease obligations.

          “Bonds” has the meaning assigned to that term in paragraph (1) of the Preliminary Statements hereof.

          “Borrower” means Mercury Air Group, Inc., a Delaware corporation.

          “Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions in California are authorized or required by law to close.

          “Capital Leases” means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time, including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

          “Credit Agreement” means that certain Loan Agreement dated as of July 29, 2004 between the Bank, the Borrower, Maytag Aircraft Corporation, Mercury Air Cargo, Inc., MercFuel, Inc., Hermes Aviation, Inc. and Mercury Air Center - Long Beach, Inc., as the same may be amended, modified, renewed, extended and restated from time to time and shall refer to any successor agreement which restates and supersedes the Credit Agreement in its entirety.

          “Date of Issuance” has the meaning assigned to that term in Section 2.02 of this Reimbursement Agreement.

          “Default Rate” means a fluctuating interest rate equal to 4% per annum above the Base Rate in effect from time to time.

          “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization, plus the write-down of goodwill, plus or minus the cumulative effect of change in accounting principles, plus non-cash compensation.

          “Environmental Laws” means and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, any other “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials, as now or at any time hereafter in effect.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

          “Event of Default” has the meaning assigned to that term in Section 7.01 of this Reimbursement Agreement.

          “Final Drawing” means any drawing on the Letter of Credit accompanied by a certification in the form attached as Annex D to the Letter of Credit in order to pay principal and interest on the Bonds on account of maturity, acceleration or redemption of all of the outstanding Bonds.

          “Final Tender Drawing” means any Liquidity Drawing on the Letter of Credit in order to pay the purchase price of Bonds tendered in connection with a mandatory tender of the Bonds (i) pursuant to Section 4.07(a) of the Indenture; or (ii) pursuant to a redemption in whole pursuant to Section 4.01(a) of the Indenture.

          “Generally Accepted Accounting Principles” or “GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

          “Governmental Authority” means any government, foreign or domestic, and any political subdivision thereof, any court or any foreign or domestic, federal, state, municipal or other department, commission, board, bureau, agency, public authority or instrumentality.

          “Governmental Requirement” means any law, ordinance, order, rule or regulation of a Governmental Authority.

          “Guarantors” means, collectively, Maytag Aircraft Corporation, a Colorado corporation; Mercury Air Cargo, Inc., a California corporation; MercFuel, Inc., a Delaware corporation; Hermes Aviation, Inc., a California corporation; Mercury Air Center — Long Beach, Inc., a California corporation; Mercury Acceptance Corporation, a California corporation; Jupiter Airline Automation Services, Inc., a Florida corporation; AEG Finance Corporation, a Delaware corporation, Excel Cargo, Inc., a California corporation; Vulcan Aviation, Inc., a California corporation; and any other Person from time to time executing a Guaranty in favor of the Bank.

          “Guaranty” means the Limited Guaranty made by the Guarantors in favor of the Bank, substantially in the form of Exhibit B hereto.

          “Hazardous Materials” means and includes any hazardous, toxic or dangerous waste, substance or material (including without limitation any materials containing asbestos) defined as such in (or for purposes of) or subject to regulation under any Environmental Laws.

          “Indebtedness” means all items which would, in conformity with Generally Accepted Accounting Principles, be classified as liabilities on a balance sheet of the Borrower as of the date such determination of indebtedness is made and in any event including (without duplication): (a) all indebtedness of the Borrower for money borrowed; (b) all liabilities guaranteed or assumed, directly or indirectly, by the Borrower in any manner, or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted thereby with recourse; (c) the face amount of all letters of credit issued for the account of a Borrower and, without duplication, all unreimbursed drafts drawn thereunder; (d) all indebtedness guaranteed by the Borrower, directly or indirectly, whether through an agreement, contingent or otherwise, to purchase or repurchase such indebtedness or to purchase, sell or lease (as lessee or lessor) any property or services primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or to advance or supply funds to or to invest in any other manner in the debtor, whether through purchasing stock, making a loan, advance or capital contribution or by means of agreeing to maintain or cause such debtor to maintain a minimum working capital or net worth, or otherwise (but excluding endorsements for collection or deposit in the ordinary course of business); (e) all liabilities secured by any lien on any property owned by the Borrower, to the extent attributable to such Person’s interest in such property, even though the Borrower has not assumed or become liable for the payment thereof; and (f) obligations of the Borrower under Capital Leases.

          “Indenture” has the meaning assigned to that term in paragraph (1) of the Preliminary Statements hereof.

          “Interest Expense” means interest on Indebtedness during the period for which computation is being made, excluding (a) the amortization of fees and costs incurred with respect to the closing of loans which have been capitalized as transaction costs, and (b) interest paid in kind.

          “Interest Payment Date” means each date on which interest is payable on the Bonds pursuant to the Bonds and the Indenture.

          “Interest Rate Protection Agreement” means any and all interest rate swap agreements, interest cap agreements, interest rate collar agreements, exchange agreements, forward currency exchange agreements, forward rate currency or interest rate options, foreign currency hedge, or any similar agreements or arrangements entered into by Borrower in connection with the transaction contemplated herein to hedge the risk of a variable interest rate volatility or fluctuation of interest rates, as such agreements or arrangements may be modified, supplemented, and in effect from time to time, and any and all cancellations, buy backs, reversals, terminations or assignment of any of the foregoing.

          “Issuer” means the California Economic Development Financing Authority, or its successor, the California Infrastructure and Economic Development Bank, as the context may require.

          “Letter of Credit” has the meaning assigned to that term in paragraph (4) of the Preliminary Statements hereof.

          “Letter of Credit Fee Calculation Amount” in effect at any time means the maximum amount available to be drawn at such time under the Letter of Credit, the determination of such maximum amount to assume compliance with all conditions for drawing and no reduction for (i) any amount drawn by any drawing referred to in the Letter of Credit, the amount of which, in whole or in part, is subject to reinstatement (unless such amount is not reinstated under the Letter of Credit), or (ii) any amount not available to be drawn because Bonds are held by or for the account of the Borrower or are Bank Bonds (as defined in Section 2.14 hereof).

          “Liquidity Drawing” means any drawing on the Letter of Credit accompanied by a certification in the form attached as Annex C to the Letter of Credit in order to pay the purchase price of Bonds tendered for purchase pursuant to Sections 4.06 and 4.07 of the Indenture.

          “Loan Agreement” has the meaning assigned to that term in paragraph (2) of the Preliminary Statements hereof.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Guarantor to perform its obligations under any Bank Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Bank Loan Document.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

          “Official Statement” means the Official Statement, relating to the Bonds, together with any documents incorporated therein by reference, and any supplements issued pursuant thereto.

          “Optional Tender Drawing” means any drawing made upon the Letter of Credit in order to effect an optional tender of Bonds pursuant to Section 4.06(a) of the Indenture.

          “Outstanding” when used as of any particular time with reference to the Bonds, shall have the meaning set forth in the Indenture.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Permitted Encumbrances” means and includes (i) liens for taxes, assessments and other governmental charges due but not yet payable; (ii) landlord’s, warehouseman’s, carrier’s, worker’s, vendor’s, mechanic’s and materialmen’s liens and similar liens incurred in the ordinary course of business remaining undischarged for not longer than 60 days from the filing thereof; (iii) attachments remaining undischarged for not longer than 60 days from the making thereof; (iv) liens in respect of pledges or deposits under worker’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations, or in connection with surety, appeal and similar bonds incidental to the conduct of litigation; (v) Capital Leases with respect to property (A) not previously owned by the Borrower or an

Affiliate and (B) not otherwise acquired in whole or in part with the proceeds of the Bonds; and (vi) purchase money security interests in property of the Borrower which property was not acquired in whole or in part with the proceeds of the Bonds.

          “Person” means any individual, joint venture, corporation, company, voluntary association, partnership, limited liability company, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.

          “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower, or any Affiliate and covered by Title IV of ERISA.

          “Plan Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

          “Prime Rate” means the interest rate announced by the Bank from time to time as its prime rate. The Prime Rate is one of several rate indices used by the Bank in calculating interest on loans to its customers and is not necessarily the best or lowest rate of interest offered by the Bank.

          “Project” has the meaning assigned to that term in the Indenture.

          “Redemption Drawing” means any drawing on the Letter of Credit accompanied by a certification in the form attached as Annex B to the Letter of Credit in order to fund a partial redemption of the Bonds pursuant to Section 4.01(a) of the Indenture.

          “Reimbursement Agreement” means this Letter of Credit and Reimbursement Agreement and any amendments or supplements thereto.

          “Related Documents” has the meaning assigned to that term in Section 2.11 of this Reimbursement Agreement.

          “Scheduled Payment Drawing” means any drawing on the Letter of Credit accompanied by a certification in the form attached as Annex A or Annex B to the Letter of Credit in order to make a scheduled installment of Principal,

Interest, or to make a scheduled installment of Principal (on account of final maturity or a mandatory sinking fund payment as set forth in Section 2.04(b) hereof.)

     “Stated Termination Date” means the date on which the Letter of Credit shall terminate in accordance with its terms, initially April 1, 2007, subject to extension as provided in Section 2.13 hereof.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interest having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or the “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

     “Tender Advance” means any Liquidity Drawing that is not a Final Tender Drawing, as described in Section 2.05 of this Reimbursement Agreement.

     “Trustee” means U.S. Bank National Association, as trustee under the Indenture.

          Section 1.02. Computation of Time Periods. In this Reimbursement Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

          Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistently applied, except as otherwise stated herein.

          Section 1.04. Other Terms. All other capitalized terms to the extent not otherwise defined shall have the meanings given to them in the Letter of Credit and the Indenture.

ARTICLE II
AMOUNT AND TERMS OF THE LETTER OF CREDIT; PLEDGE OF BONDS

          Section 2.01. The Letter of Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to issue and deliver the Letter of Credit in favor of the Trustee on the Date of Issuance in the aggregate stated amount of $14,161,096.00 and expiring on or before the Stated Termination Date, unless extended pursuant to Section 2.13 of this Agreement.

          Section 2.02. Issuing the Letter of Credit. Upon fulfillment of the applicable conditions set forth in Section 2.01 hereof, the Bank will issue and deliver the Letter of Credit to the Trustee (the date of such issuance and delivery being called the “Date of Issuance”). The Letter of Credit shall be issued in substantially the form of Exhibit A hereto. The Bank agrees that any and all payments made under the Letter of Credit will be made with the Bank’s own funds.

          Section 2.03. Fees and Expenses.

          (a) The Borrower agrees to pay to the Bank a non-refundable Letter of Credit fee equal to (i) 1.75% per annum of the Letter of Credit Fee Calculation Amount when the Basic Fixed Charge Coverage Ratio is 1.0:10 through 1.249:1.0; or (ii) 1.50% per annum of the Letter of Credit Fee Calculation Amount when the Basic Fixed Coverage Ratio is equal to or greater than 1.25:10. The amount of the fee will be determined on the basis of the most recent financial statements received by the Bank and shall be calculated based on the Letter of Credit Fee Calculation Amount as of the date such fee is due. The fee shall be payable quarterly in arrears, on each March 31, June 30, September 30, and December 31, commencing December 31, 2004.

          (b) The Borrower agrees to pay to the Bank, (i) upon issuance of the Letter of Credit, a processing fee of $250.00, and (ii) upon each drawing under the Letter of Credit, a fee of $150 per drawing.

          (c) The Borrower agrees to pay to the Bank, upon each transfer of the Letter of Credit, a transfer commission equal to $1,000 together with all costs and expenses of the Bank (including reasonable attorneys’ fees) incurred related thereto.

          (d) The Borrower agrees to pay to the Bank, upon each amendment of the Letter of Credit, a fee of $1,000 together with all costs and expenses of the Bank (including reasonable attorneys’ fees) incurred related thereto.

          (e) The Borrower agrees to pay the Bank’s normal transaction charges, including wire charges, and service charges on any account established with the Bank in order to perform this Reimbursement Agreement.

          (f) Any amount of fees or expenses payable by the Borrower to the Bank which is not paid when due shall bear interest, from the date such amount of fees was due until the date of payment in full, at the Default Rate, payable on the first to occur of the date of payment in full of such amount or demand by the Bank.

          Section 2.04. Reimbursement and Semi-Annual Bond Redemptions.

          (a) The Borrower agrees to pay the Bank (i) an amount equal to any amount drawn under the Letter of Credit pursuant to a Final Drawing, a Final Tender Drawing, a Redemption Drawing or a Scheduled Payment Drawing immediately after such drawing is honored and in any event before 5:00 p.m. (California time) on the same

Business Day as such drawing is honored, plus (ii) interest at the Default Rate, on any amount remaining unpaid by the Borrower to the Bank under clause (i) above, from the date such amount becomes due and payable until payment in full.

          (b) The Borrower agrees to call for redemption Bonds in the principal amount of $500,000 on the Interest Payment Date on or next occurring after each April 1 and October 1, commencing April 1, 2005.

          Section 2.05. Tender Advance. If the Bank shall make any payment of that portion of the purchase price corresponding to principal and interest of the Bonds from amounts drawn under the Letter of Credit that is a Liquidity Drawing, other than a Liquidity Drawing which is a Final Tender Drawing, such payment shall constitute a tender advance made by the Bank to the Borrower on the date and in the amount of such payment, and each such tender advance shall constitute a “Tender Advance.” Notwithstanding any other provision hereof, the Borrower shall repay the unpaid amount of each Tender Advance (after the application of any remarketing proceeds received by the Bank from the Remarketing Agent), together with interest thereon computed at the rate set forth in Section 2.06, on the earlier to occur of (i) such date as provided in Section 2.07(b) hereof (i.e., resale of the Bonds), (ii) the date thirty (30) days following such Tender Advance or (iii) the Stated Termination Date. The Borrower may prepay any such amounts on an earlier date as provided in Section 2.07 hereof.

          Section 2.06. Interest on Tender Advances. The Borrower shall pay interest on the unpaid amount of each Tender Advance (after the application of any remarketing proceeds received by the Bank from the Remarketing Agent) from the date of such Tender Advance until such amount is paid in full, payable monthly, in arrears, on the first day of each month during the term of each Tender Advance and on the date such amount is paid in full, at a fluctuating interest rate per annum in effect from time to time equal to the Base Rate, provided that the unpaid amount of any Tender Advance which is not paid when due pursuant to Section 2.05 hereof shall thereafter bear interest at the Default Rate, payable on demand and on the date such amount is paid in full.

          Section 2.07. Payments; Reinstatement of Letter of Credit Amounts.

          (a) The Borrower may prepay at any time the outstanding amount of any Tender Advance in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall notify the Bank on the date of such prepayment of the amount to be prepaid, which notice shall be given prior to such prepayment.

          (b) Prior to or simultaneously with the resale of Bonds acquired by the Trustee, acting as the tender agent, with the proceeds of one or more draws under the Letter of Credit by one or more drawings, the Borrower shall repay the then outstanding advances (in the order in which they were made) by paying to the Bank an amount equal to the sum of (i) the portion of the purchase price corresponding to the aggregate principal amount of the Bonds being resold or to be resold, plus (ii) the portion of the purchase price corresponding to the aggregate amount of accrued and unpaid interest on such Bonds, plus (iii) the aggregate amount of accrued and unpaid interest on such advances, less the amount paid pursuant to the immediately preceding clause (ii). Such payment shall be applied by the Bank in reimbursement of such drawings (and as prepayment of Tender Advances resulting from such drawings in the manner described above), and, with respect to any Tender Advance, the Borrower irrevocably authorizes the Bank to reinstate the Letter of Credit in accordance therewith; provided, however, that if the Remarketing Agent shall have resold the said Bonds, and the proceeds of such remarketing have been delivered by the Remarketing Agent to the Bank, the Borrower shall be obligated to repay to the Bank only the sum by which the amount due pursuant to subclauses (i), (ii), and (iii) above exceeds said remarketing proceeds.

          (c) Bonds purchased with the proceeds of drawings on the Letter of Credit which are held under a book entry system shall be held by the Trustee in the name of the Bank with a notation that such Bonds are “Bank Bonds”. Bank Bonds shall be held by the Trustee as fiduciary for the Bank and shall secure the Borrower’s payment obligations hereunder. Upon receipt by the Bank of notice from the Trustee in the form set forth on Annex G to the Letter of Credit, that the Trustee holds proceeds representing a payment for Bank Bonds which have been remarketed, which proceeds shall be in an amount necessary to reimburse fully the Bank for all drawings under the Letter of Credit in respect of such Bank Bonds, the Bank will automatically and immediately reinstate the Letter of Credit with respect to Bonds purchased with proceeds of such drawings. No interest shall accrue on any Bond during any period such Bond is a Bank Bond, provided however, that the Borrower shall at all times be liable to the Bank to reimburse all Tender Advances and interest thereon as provided herein.

          (d) Drawings by the Trustee in connection with the purchase of Bonds under the Letter of Credit to the extent not otherwise repaid by the Borrower pursuant to Section 2.07(b) shall be repaid at the times specified in Sections 2.04 and 2.05, and may be prepaid at any time by or on behalf of the Borrower. In addition, the Borrower shall, forthwith, prepay or cause to be prepaid any amount owing to the Bank as a result of any Tender Advance for the purpose of paying the purchase price of any Bond delivered to the Trustee, if the Trustee failed, for any reason, to pay or tender payment of the purchase price of such Bond when due to or for the account of the person entitled thereto and such failure is continuing or any other person shall assert that such person has a lien on or security interest in such Bond. Upon payment to the Bank of the amount or amounts previously advanced by the Bank for the purchase of Bonds, together with any accrued interest on such advance to the date of such prepayment on the amount to be prepaid, the principal amount outstanding of the advances shall be reduced by the amount of such prepayment and interest shall cease to accrue on the amount prepaid. In accordance with the terms of the Indenture, a principal amount of Bonds equal to the principal amount of such payment then held as Bank Bonds shall thereafter constitute Borrower Bonds.

          Section 2.08. Increased Costs. If any law, regulation or change in any law or regulation or in the interpretation thereof, or any ruling, decree, judgment, guideline, directive or recommendation (whether or not having the force of law) by any regulatory body, court, central bank or any administrative or governmental authority charged or claiming to be charged with the administration thereof (including, without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments including its obligations hereunder) shall either (i) impose upon, modify, require, make or deem applicable to the Bank or any of its affiliates, Subsidiaries or participants any reserve requirement, special deposit requirement, insurance assessment or similar requirement against or affecting the Letter of Credit issued hereunder, or (ii) subject the Bank or any of its affiliates, Subsidiaries or participants to any tax, charge, fee, deduction or withholding of any kind whatsoever in connection with the Letter of Credit or change the basis of taxation of the Bank or any of its affiliates, Subsidiaries or participants (other than a change in the rate of tax based on the overall net income of the Bank or such participant), or (iii) impose any condition upon or cause in any manner the addition of any supplement to or increase of any kind to the Bank’s or an affiliate’s, Subsidiary’s or participant’s capital or cost base for issuing or owning a participation in the Letter of Credit which results in an increase in the capital requirement supporting the Letter of Credit, or (iv) impose upon, modify, require, make or deem applicable to the Bank or any of its affiliates, Subsidiaries or participants any capital requirement, increased capital requirement or similar requirement, such as the deeming of the Letter of Credit to be an asset held by the Bank or any of its affiliates, Subsidiaries or participants for capital adequacy calculation or other purposes (including, without limitation, a request or requirement which affects the manner in which the Bank or any participant allocates capital resources to its commitments including its obligations hereunder or under the Letter of Credit), and the result of any events referred to in (i), (ii), (iii) or (iv) above shall be to increase the costs in any way to the Bank or any affiliate, Subsidiary or participant of issuing, maintaining or participating in the Letter of Credit or reduce the amounts payable by the Borrower hereunder or reduce the rate of return on capital, as a consequence of the issuing, maintaining or participating in the Letter of Credit, to a level below that which the Bank, its affiliates, Subsidiaries or participants could have achieved but for such events; then and in such event the Borrower shall, promptly upon receipt of written notice to the Borrower by the Bank of such increased costs and/or decreased benefits, pay within 30 days of demand therefor to the Bank all such additional amounts which, in the Bank’s or participant’s sole good faith calculation as allocated to the Letter of Credit, shall be sufficient to compensate it for all such increased costs and/or decreased benefits, all as certified by the Bank or such participants in said written notice to the Borrower. Such certification shall be accompanied by information in reasonable detail concerning the calculation of such increased costs and/or decreased benefits and shall be conclusive and binding on the parties hereto, absent manifest error. In determining such amount, the Bank or any participant may use any reasonable averaging or attribution methods.

          Section 2.09. Payments and Computations. The Borrower shall make each payment hereunder (a) representing reimbursement pursuant to Section 2.04 hereof to the Bank of drawings made under the Letter of Credit and honored by the Bank not later than 5:00 p.m. (California time), and (b) not later than 5:00 p.m. (California time) for all other payments, on the day when due in lawful money of the United States of America to the Bank at its address referred to in Section 9.05 hereof in same day funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due hereunder, to charge from time to time against any of the Borrower’s accounts with the Bank any amount so due. Computations of the Prime Rate, the Default Rate and of any fees or commissions hereunder shall be made by the Bank on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or higher fee than if a 365-day year is used. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be.

          Section 2.10. Evidence of Debt. The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each drawing under the Letter of Credit made from time to time hereunder and the amounts of principal, interest and fees payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Reimbursement Agreement, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error.

          Section 2.11. Obligations Absolute. The payment obligations of the Borrower under this Reimbursement Agreement shall be paid strictly in accordance with the terms of this Reimbursement Agreement under all circumstances, including, without limitation, the following circumstances:

          (a) any lack of validity or enforceability of the Letter of Credit, the Bonds, the Indenture, the Loan Agreement, the Guaranty or any other agreement or instrument relating thereto (collectively, the “Related Documents”);

          (b) any amendment or waiver of or any consent to departure from all or any of the Related Documents (unless consented to in writing by the Bank);

          (c) the existence of any claim, set-off, defense (other than the defense of payment) or other right which the Borrower may have at any time against the Trustee or any other beneficiary, or any transferee, of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank, or any other person or entity, whether in connection with this Reimbursement Agreement, the transactions contemplated herein or in the Related Documents, or any unrelated transaction;

          (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (e) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; provided that such payment shall not have constituted gross negligence or willful misconduct of the Bank.

          Section 2.12. [Reserved]

          Section 2.13. Extension of the Stated Termination Date. The initial Stated Termination Date shall be automatically extended for an additional one year period and for subsequent one year periods on each Stated Termination Date thereafter unless the Bank gives written notice to the Borrower and the Trustee at least 120 days prior to the then current Stated Termination Date of its intention not to extend the Stated Termination Date beyond the current Stated Termination Date; provided, however, in no event shall the Stated Termination Date extend beyond April 1, 2013.

          Section 2.14. Pledge of Bonds. The Borrower hereby pledges, assigns, hypothecates, transfers and delivers to the Bank all its right, title and interest to, and hereby grants to the Bank a first lien on, and security interest in, all right, title and interest of the Borrower in and to the following (the “Bank Bonds Collateral”):

          (a) all Bonds which may from time to time have been purchased with proceeds of drawings under the Letter of Credit (the “Bank Bonds”);

          (b) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Bank Bonds;

          (c) in the event of default under the Reimbursement Agreement all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Bank Bonds;

as collateral security for the prompt and complete payment when due of all amounts due in respect of the reimbursement obligations of the Borrower set forth herein with respect to such Bank Bonds (the “Obligations”).

     Bank Bonds shall be held by the Tender Agent pursuant to the provisions of Section 4.10(c) of the Indenture.

     In the event that the Borrower shall fail to pay any amount when due hereunder, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Borrower or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Bank Bonds Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Bank Bonds Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby expressly waived or released. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Bank Bonds Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorney’s fees and legal expenses, to the payment in whole or in part of the Obligations in such order as the Bank may elect, the Borrower remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9-610 of the Uniform Commercial Code, need the Bank account for the surplus, if any, to the Borrower. The Borrower agrees that the Bank need not give more than ten days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Borrower if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Reimbursement Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of California. It is hereby acknowledged (and any purchaser of Bank Bonds shall acknowledge) that in the event of the sale of any Bank Bonds without reinstatement of the Letter of Credit by the Bank, such Bank Bonds shall not be rated by the Rating Agency until reinstatement of the Letter of Credit.

     The Borrower covenants that the pledge, assignment and delivery of the Bank Bonds Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Borrower in or to such collateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Borrower which would include the Bank Bonds Collateral. The Borrower covenants and agrees that it will defend the Bank’s right, title and security interest in and to the Bank Bonds Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

     Bank Bonds shall be released from the security interest created hereunder upon satisfaction of the Obligations with respect to such Bank Bonds, and restoration of the Letter of Credit in the amount of any drawing thereunder to satisfy the Obligations.

          Section 2.15. Direct Debit. The Borrower agrees that the Bank will debit Borrower’s deposit account number 14593-24594 or such other of Borrower’s accounts with the Bank as designated in writing by Borrower (the “Designated Account”) on the date each payment of principal, interest and any fees from the Borrower becomes due pursuant to the terms hereof (the “Due Date”). If the Due Date is not a Business Day, the designated Account will be debited on the next Business Day. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed. The Bank agrees that any and all payments made by the Bank under the Letter of Credit will be made with the Bank’s own funds and not with any funds in the Designated Account.

          Section 2.16. Collateral and Other Support. The Borrower’s obligations to the Bank under this Reimbursement Agreement and the Guarantors’ obligations to the Bank under the Guaranty shall be secured by a first priority lien on all personal property collateral pledged to the Bank under the Bank Collateral Documents.

ARTICLE III
CONDITIONS OF ISSUANCE

          Section 3.01. Condition Precedent to Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit is subject to the condition precedent that the Bank shall have received on or before the Date of Issuance the following, each dated such date, in form and substance satisfactory to the Bank:

          (a) Borrower Documents: (i) A copy of the Articles of Incorporation, (ii) a certificate of the Borrower evidencing authorization and approval of this Reimbursement Agreement and any Related Document to which the Borrower is a party and the transactions contemplated thereby, certified by the Borrower, and (iii) a certificate dated no earlier than 30 days prior to the Date of Issuance of the Secretary of State of California as to the good standing of Borrower in California.

          (b) Guarantor Documents: A certificate of each Guarantor evidencing authorization and approval of the Guaranty and the transactions contemplated thereby, certified by such Guarantor.

          (c) Incumbency Certificates: Certificate(s) of the Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower and each Guarantor, authorized to sign the Bank Loan Documents to which the Borrower or such Guarantor is a party, and the other documents contemplated hereby and thereby.

          (d) Credit Documents: An executed original counterpart of this Reimbursement Agreement, the Guaranty and all other Related Documents to be delivered in connection therewith and such other documents as are necessary in the opinion of counsel to the Bank.

          (e) Borrower and Guarantors Counsel Opinion: The opinion of counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Bank and its counsel, and as to such other matters as the Bank may reasonably request.

          (f) Operative Documents: An executed copy of the Loan Agreement, Indenture, Official Statement (including all supplements thereto), Remarketing Agreement and all other Related Documents executed in connection therewith.

          (g) Fees Payable: Payment by the Borrower (i) to the Bank, of the fees set forth in Section 2.03(a) hereof and such other costs and expenses pursuant to Section 8.07 hereof, and (ii) to counsel to the Bank, of their fees reasonably incurred in connection with this transaction, plus such counsel’s reasonable out-of-pocket expenses.

          (h) Other Documents: Such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request.

          Section 3.02. Additional Conditions Precedent to Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit shall be subject to the further conditions precedent that:

          (a) On the Date of Issuance the following statements shall be true and the Bank shall have received a certificate signed by an authorized officer of the Borrower, dated the Date of Issuance, stating that:

               (i) The representations and warranties contained in Section 4.01 of this Reimbursement Agreement are correct on and as of the Date of Issuance of the Letter of Credit as though made on and as of such date; and

               (ii) No event has occurred or would result from the issuance of the Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both; and

          (b) There shall have been no introduction of or change in or in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Bank to issue the Letter of Credit, no outbreak or escalation of hostilities or other calamity or crisis, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by United States banking authorities, and no establishment of any new restrictions on transactions in securities or on banks materially affecting the free market for securities or the extension of credit by banks.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows (which representations and warranties shall survive the issuance of the Letter of Credit):

          (a) The Borrower has all requisite power and authority to conduct its business, to own its properties, and to execute and deliver and perform all of its obligations under this Reimbursement Agreement and each of the Related Documents to which it is a party.

          (b) The execution, delivery and performance by the Borrower of this Reimbursement Agreement and the Related Documents to which it is a party are within the Borrower’s powers, have been duly authorized by all necessary action, and do not contravene (i) any provision of the organization documents of the Borrower, (ii) to the best of Borrower’s knowledge, any law, rule or regulation applicable to the Borrower or its properties or (iii) any agreement or contractual restriction binding on or affecting the Borrower or any of its properties, and do not result in or require or cause the creation of any lien, security interest or other charge or encumbrance (except as provided in or contemplated by this Reimbursement Agreement or the Indenture) upon or with respect to any of its properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Reimbursement Agreement or any Related Document, except as have been duly obtained or made (including, without limitation, filings and recordings with respect to the Indenture) and are in full force and effect.

          (d) This Reimbursement Agreement is, and each of the other Related Documents to which the Borrower is a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) Except as disclosed on Schedule 2 attached hereto, all representations and warranties set forth in Section 8 of the Credit Agreement and all schedules attached thereto are true as of the date of this Reimbursement Agreement as if made on the date of this Reimbursement Agreement.

          (f) To the Borrower’s knowledge, neither this Reimbursement Agreement nor any Related Documents to which the Borrower is a party, nor any reports, schedules, certificates, agreements or instruments heretofore or simultaneously with the execution of this Reimbursement Agreement delivered to the Bank by or on behalf of the Borrower in connection with the issuance of the Letter of Credit, contains any misrepresentation or untrue statement of fact or omits to state any material fact necessary to make this Reimbursement Agreement or any such other document, agreement, report, schedule, certificate or instrument not misleading.

ARTICLE V
COVENANTS OF THE BORROWER

          Section 5.01. Affirmative Covenants. So long as a drawing is available under the Letter of Credit, or the Borrower shall have any obligation to pay any amount to the Bank hereunder, the Borrower, unless the Bank shall otherwise consent in writing:

          (a) Preservation of Existence. Preserve and maintain its existence and all rights, privileges and franchises necessary and desirable in the normal conduct of its business and in the performance of its obligations under the Related Documents except where the failure to maintain or preserve such rights would not have a Material Adverse Effect upon the Borrower.

          (b) Compliance with Laws, Etc. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental or regulatory authority, non-compliance with which would have a Material Adverse Effect upon the Borrower and the Guarantors.

          (c) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings, and, if requested by Bank, reserves with respect thereto acceptable to the Bank shall be maintained; provided, further, that any such tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same.

          (d) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Project, the Borrower in accordance with Generally Accepted Accounting Principles consistently applied.

          (e) Maintenance of Properties, Etc. Maintain and preserve all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (f) Performance and Compliance with Other Covenants. Perform and comply in all material respects with each of the covenants, as in effect on the Date of Issuance or as such covenants may thereafter be amended or supplemented, set forth in the Loan Agreement and the Indenture that are binding on it.

          (g) Reporting Requirements. Furnish to the Bank the following:

               (1) As soon as possible and in any event within fifteen (15) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default continuing on the date of such statement, a statement of an executive officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto;

               (2) Within 120 days of the Borrower’s fiscal year end, the Borrower’s annual consolidated financial statements. These financial statements must be audited by a Certified Public Accountant acceptable to the Bank.

               (3) Within 45 days of the period’s (excluding the last period in each fiscal year) end, the Borrower’s quarterly financial statements. These financial statements may be Borrower prepared and shall be prepared on a consolidated basis.

               (4) Promptly upon becoming aware thereof, written notice of any material adverse change in the business or operations of the Borrower;

               (5) Within 45 days of the end of each accounting period, written notice of any contingent liabilities which, when combined with any other existing contingent liabilities, exceed $1,000,000;

               (6) Promptly upon becoming aware thereof, written notice of the commencement or existence of any proceeding against the Borrower by or before any court or any governmental agency which exceeds $1,000,000;

               (7) Within the periods provided in (2) and (3) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants set forth in the Credit Agreement at the end of the period covered by the financial statements there being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto; and

               (8) Such other information respecting the business, properties, condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

          (h) Payment of Obligations. Pay when due all of its obligations and liabilities, except where the same (other than Indebtedness and judgments) are being contested in good faith by appropriate proceedings diligently prosecuted and appropriate reserve for the accrual of same satisfactory to the Bank are maintained.

          (i) Registration of Bonds. Cause all Bonds which it acquires, or which it has had acquired for its account, to be registered forthwith in accordance with the provisions hereof and the Indenture in the name of the Borrower or, if acquired with funds drawn under the Letter of Credit, in the name of the Bank, or its designee, as pledgee of the Borrower.

          (j) Further Assurances. Upon the request of the Bank, duly execute and deliver or cause to be duly executed and delivered to the Bank such further instruments and do and cause to be done such further acts that may be reasonably necessary or proper in the opinion of the Bank to carry out more effectively the provisions and purposes of this Reimbursement Agreement and the Related Documents.

          (k) Interest Rate Protection Agreements. Perform all covenants, terms and agreements expressed as binding upon the Borrower under any Interest Rate Protection Agreements. The Borrower acknowledges and agrees that the occurrence of any event of default or defaults under any Interest Rate Protection Agreements shall be a default under this Reimbursement Agreement.

          (l) Credit Agreement Covenants. Borrower agrees to perform each and every covenant contained in Paragraphs 9.3 through 9.24, inclusive, of the Credit Agreement. The above referenced covenants are hereby incorporated by reference into this Agreement as in effect on the date hereof and as such covenants may be further amended, modified, waived, or in any way changed; provided, however, if the Credit Agreement is terminated for any reason, Borrower will still comply with the above-referenced covenants as they exist on the date of termination, unless otherwise agreed to in writing by the Bank.

          Section 5.02. Negative Covenants. So long as a drawing is available under the Letter of Credit, or the Borrower shall have any obligation to pay any amount to the Bank hereunder, the Borrower will not, without the prior written consent of the Bank (which consent shall not unreasonably be withheld):

          (a) Amendment of Any Related Document. Enter into or consent to any amendment or modification of the Indenture, the Loan Agreement or any other Related Document, as in effect on the Date of Issuance.

          (b) Change in Business. Engage in any business activities substantially different from the business in which the Borrower is engaged on the Date of Issuance.

          (c) Sale of Assets. Transfer, sell, assign or otherwise dispose of all or any substantial part of Borrower’s business or its assets.

          (d) Tax Status. Take any action or suffer any action to be taken by others that will impair the tax-exempt status of the Bonds.

ARTICLE VI
HAZARDOUS SUBSTANCES

          Section 6.01. Indemnity Regarding Hazardous Substances. The Borrowers will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any Borrower’s property or operations or property leased to any Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

          Section 6.02. Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrowers, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrowers’ use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrowers; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrowers or any other party, the Borrowers authorize the Bank to make such a disclosure. The Borrowers further understand and agree that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrowers by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrowers) by the Borrowers without advice or assistance from the Bank.

          Section 6.03. Definition of Hazardous Substances. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers’ obligations to the Bank.

ARTICLE VII
EVENTS OF DEFAULT

          Section 7.01. Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder:

          (a) The Borrower shall fail to pay any amount payable hereunder or under any of the Related Documents on the date when due (after giving effect to applicable grace periods); or

          (b) Any representation, warranty, certification or statement made by the Borrower herein or by the Borrower in connection with this Reimbursement Agreement, any of the Related Documents or in any writing furnished by or on behalf of the Borrower shall prove to have been false, misleading or incomplete in any material respect on the date as of which made; or

          (c) The Borrower shall fail to perform or observe the provisions of Sections 5.01 or 5.02 of this Reimbursement Agreement; or

          (d) The Borrower shall fail to perform or observe any other material term, covenant or agreement contained in this Reimbursement Agreement on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Bank; or

          (e) Any default occurs under any agreement in connection with any credit in excess of $300,000 that the Borrower or any Guarantor has obtained from anyone else, or which the Borrower or any Guarantor has guarantied and such default has not been cured within any applicable cure period; or

          (f) The Borrower or any Guarantors files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Guarantor or the Borrower or any Guarantor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition is filed against the Borrower or any Guarantor is dismissed within a period of forty-five (45) days; or

          (g) A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Guarantor’s business, or the business is terminated.

          (h) Any Governmental Authority takes action that the Bank in good faith believes materially adversely affects the Borrower’s or any Guarantor’s financial condition or ability to repay.

          (i) Any “event of default” by the Borrower under and as defined in the Loan Agreement, the Indenture, the Credit Agreement or any other Related Document shall have occurred and not been waived; or

          (j) The Bonds for any reason shall be determined to be invalid or any Related Document shall for any reason cease to be in full force and effect; or

          (k) Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect on the financial condition of the Borrower:

               (i) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

               (ii) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

          (l) The Borrower or any Guarantor fails to meet the conditions of, or fails to perform any material obligation under any other agreement the Borrower or any Guarantor has with the Bank or any affiliate of the Bank, unless remedied within any applicable cure period or waived by the Bank.

          (m) Any judgments or arbitration awards are entered against the Borrower or any Guarantor in an aggregate amount of $750,000 or more in excess of any insurance coverage and is not released, vacated or fully bonded within 60 calendar days.

          (n) A change occurs that has a Material Adverse Effect on the Borrower’s (or Guarantor’s) business condition (financial or otherwise), operations, properties or prospects or ability to repay the credit.

          Section 7.02. Rights Upon an Event of Default. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Bank or cured to the satisfaction of the Bank, the Bank shall be entitled to take any of the following actions without prejudice to the rights of the Bank to enforce its claims against the Borrower except as otherwise specifically provided for herein:

          (a) Acceleration of Obligations. Declare all unreimbursed drawings in respect of the Letter of Credit and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Bank hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          (b) Enforcement of Rights. Enforce any and all rights and interests created and existing hereunder or under any of the other Related Documents and all rights of set-off.

          (c) Draw on Letter of Credit. The Bank may, at its option, direct the Trustee to draw on the Letter of Credit in accordance with the provisions of the Indenture and to accelerate the Bonds.

          Section 7.03. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the Loan Agreement, the Indenture or the other Related Documents, or now or hereafter existing at law or in equity or by statute.

          Section 7.04. Subrogation. If an Event of Default shall have occurred and be continuing and there shall be outstanding all or any part of any unreimbursed Letter of Credit payment(s) or any other obligation hereunder, the Borrower agrees that the Bank shall be subrogated to any and all rights of the Borrower against the beneficiary of the Letter of Credit, and the Borrower agrees that, upon request of the Bank, the Borrower will promptly do such further acts and execute, acknowledge and deliver such documents as the Bank may reasonably request in order to implement the assignment to the Bank of such rights of the Borrower against the beneficiary of the Letter of Credit.

ARTICLE VIII
MISCELLANEOUS

          Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Reimbursement Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          Section 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including required copies) and sent by receipted hand delivery (including Federal Express or other receipted courier service), tested telex, confirmed telefax transmission, or regular mail, if to the Borrower, at its address at 5456 McConnell Avenue, Los Angeles, CA 90066, Attention: Robert Schlax; if to the Bank, at its address at 2049 Century Park East, 2nd Floor, Los Angeles, California 90067, Attention: Frances R. Martinez; if to the Trustee, at its address at One California Street, Suite 2550, San Francisco, California 94111, Attn: Corporate Trust Administration; or, as to each party, at such other address as shall be designated by such party in a written notice to other party. All such notices and communications shall, when so delivered or telexed or telefaxed, be effective when deposited with the courier or telexed or telefaxed, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

          Section 8.03. No Waiver. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

          Section 8.04. Right of Set-off.

          (a) Upon the occurrence of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now and hereafter existing under this Reimbursement Agreement.

          (b) The Bank agrees promptly to notify the Borrower after any such set-off and application referred to in subsection (a) above, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 8.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

          Section 8.05. Indemnification. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses which the Bank may incur or which may be claimed against the Bank by any person or entity:

          (a) by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, contained in the statements contained under the captions “The Borrower” and “The Project and Application of Proceeds” in the Official Statement (expressly, excluding, also, the statements contained in Appendix A and under the caption “Tax Matters”) or any amendment or supplement thereto, or by reason of the omission or alleged omission to state therein a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading; or

          (b) by reason of or in connection with the execution, delivery or performance of this Reimbursement Agreement, the Bonds, the Indenture, the Loan Agreement, or any Related Document, or any transaction contemplated thereby; or

          (c) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under, the Letter of Credit; provided, however, that the Borrower shall not be required to indemnify the Bank pursuant to this Section 8.05(c) for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the Bank’s gross negligence or willful misconduct in failing to make lawful payment under the Letter of Credit after the presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

     Nothing in this Section 8.05 is intended to limit the Borrower’s obligations contained in Article II. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 8.05 shall survive the payment in full of amounts payable pursuant to Article II and the termination of the Letter of Credit.

          Section 8.06. Liability of the Bank. The Borrower assumes all risks of the acts or omissions of the Trustee and any other beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Trustee and any other beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such document should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages, suffered by the Borrower which the Borrower proves were caused by the Bank’s (i) gross negligence or willful misconduct in determining whether documents presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) wrongful failure to make any lawful payment under the Letter of Credit after the presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          Section 8.07. Costs, Expenses and Taxes. The Borrower agrees to pay immediately when due all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration and enforcement of or monitoring of compliance with this Reimbursement Agreement and the Related Documents and any other documents which may be delivered in connection with this Reimbursement Agreement or the transactions contemplated hereby, including, without limitation, the reasonable fees and out-of-pocket expenses of the Bank and of counsel and any agents or consultants for the Bank, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Reimbursement Agreement, and all reasonable costs and expenses (including counsel fees and expenses) in connection with (i) the preparation and enforcement of this Reimbursement Agreement, the Related Documents and such other documents which may be delivered in connection herewith or therewith or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit; provided, however, in the event of a lawsuit between the parties hereto, the prevailing party is entitled to recover costs and reasonable counsel fees incurred in connection with the lawsuit, as determined by the Court. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11,

United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable counsel fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such case. As used in this section, “counsel fees” includes allocated costs of the Bank’s in-house counsel. In addition, the Borrower shall pay any and all stamps and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Reimbursement Agreement, the Related Documents and such other documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          Section 8.08. Binding Effect. This Reimbursement Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may, without cost or expense to the Borrower, assign or sell a participation in all or any part of, or any interest (undivided or divided) in, the Bank’s rights and benefits under this Reimbursement Agreement to any financial institution. Notwithstanding the sale of any participation by the Bank of all or part of its obligations hereunder, the Bank shall remain primarily obligated to honor all drawings under the Letter of Credit with its own funds and not the funds of any participant. To the extent of any assignment by the Bank, the assignee shall have the same rights and benefits against the Borrower hereunder as it would have had if such assignee were the Bank issuing or paying under the Letter of Credit hereunder.

          Section 8.09. Severability. Any provision of this Reimbursement Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

          Section 8.10. Headings. Section headings in this Reimbursement Agreement are included herein for convenience of reference only and shall not constitute a part of this Reimbursement Agreement for any other purpose.

          Section 8.11. Prior Reimbursement Agreements Superseded. This Reimbursement Agreement shall completely and fully supersede all prior undertakings or agreements, both written and oral, between the Borrower and the Bank relating to the issuance of the Letter of Credit, including those contained in any commitment letter between the Bank and the Borrower executed in anticipation of the issuance of the Letter of Credit, except for any provisions in such commitment letter which by their express terms survive issuance of the Letter of Credit.

          Section 8.12. Counterparts. This Reimbursement Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          Section 8.13. Governing Law. THIS REIMBURSEMENT AGREEMENT IS BEING DELIVERED AND IS INTENDED TO BE PERFORMED IN THE STATE OF CALIFORNIA AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF SUCH STATE.

          Section 8.14. Arbitration and Waiver of Jury Trial.

          (a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

          (b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

          (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

          (d) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

          (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

          (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

          (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

          (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

          Section 8.15. Electronic Transmission of Data. Bank and Borrower agree that certain information and data (including confidential information, documents, applications and reports) may be transmitted electronically, including over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Bank and their affiliates, and other persons or entities involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Bank does not control the method of transmittal or service providers, (b) Bank has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of such transmissions, and (c) Borrower will release, hold harmless and indemnify Bank from any claim, damage or loss, including that arising in whole or part from Bank’s strict liability or sole, comparative or contributory negligence which is related to the electronic transmittal of data.

[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Reimbursement Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

“BORROWER” MERCURY AIR GROUP, INC., a Delaware corporation
By:	/s/ Joseph Czyzyk
	Name:	Joseph A. Czyzyk
	Title:	Chief Executive Officer

“BANK” BANK OF AMERICA, N.A.
By:	/s/ Frances Martinez
	Name:	Frances R. Martinez
	Title:	Vice President